FOR IMMEDIATE RELEASE

Contact: Jeffery A. Bryson

Executive VP of Investor Relations

ScanSource, Inc.

864 286-4305

ScanSource Declares Two-for-One Stock Split

GREENVILLE, SC--May 15, 2006--ScanSource, Inc. (Nasdaq:SCSC), a leading value-added distributor of specialty technology products for the reseller market, today announced that its board of directors has approved a two-for-one stock split of the Company's common stock. The stock split will be effected in the form of a common stock dividend of one share of the Company's common stock for each outstanding share of common stock. The common stock dividend will be payable on June 5, 2006 to shareholders of record on May 25, 2006.

""We believe that this stock split will make ScanSource more accessible to a broader range of investors," said Mike Baur, President and CEO of ScanSource.

The stock dividend means that a shareholder will receive an additional common share for each common share owned on the record date. Following the stock dividend, ScanSource's total common shares outstanding will increase from approximately 13 million to approximately 26 million. The stock is expected to begin trading on the stock-dividend-adjusted basis on June 6, 2006.

ScanSource press release of May 15, 2006

Safe Harbor Statement

Certain matters discussed in this release may constitute forward looking statements involving risks, uncertainties and other factors that may cause the actual performance of ScanSource to be materially different from the performance indicated or implied by such statements.

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products for the reseller community. ScanSource markets automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya communications products through its Catalyst Telecom sales unit; communications products through its Paracon sales unit; and electronic security products through its ScanSource Security Distribution unit.

The Company serves the North America marketplace and has an international segment, which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 100 technology manufacturers to over 16,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.